Exhibit 99.1

Argan, Inc. Reports Second Quarter Fiscal 2026 Results

Reports Record Backlog of $2.0 Billion

September 4, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its second quarter of fiscal year 2026 ended July 31, 2025. The Company will host an investor conference call today, September 4, 2025, at 5:00 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	July 31,
For the Quarter Ended:	2025	2024	Change
Revenues	$237,743	$227,015	$10,728
Gross profit	44,267	31,105	13,162
Gross margin %	18.6%	13.7%	4.9%
Net income	$35,275	$18,198	$17,077
Diluted earnings per share	2.50	1.31	1.19
EBITDA	36,225	24,842	11,383
EBITDA as a % of revenues	15.2%	10.9%	4.3%
Cash dividends per share	0.375	0.300	0.075

	July 31,
For the Six Months Ended:	2025	2024	Change
Revenues	$431,403	$384,697	$46,706
Gross profit	81,130	49,049	32,081
Gross margin %	18.8%	12.8%	6.0%
Net income	$57,825	$26,080	$31,745
Diluted income per share	4.09	1.90	2.19
EBITDA	66,524	36,732	29,792
EBITDA as a % of revenues	15.4%	9.5%	5.9%
Cash dividends per share	0.750	0.600	0.150

	July 31,	January 31,
As of:	2025	2025	Change
Cash, cash equivalents and investments	$572,190	$525,137	$47,053
Net liquidity (1)	344,462	301,443	43,019
Share repurchase treasury stock, at cost	114,520	105,643	8,877
Project backlog	1,953,000	1,361,000	592,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “We drove continued momentum in the second quarter of fiscal 2026, as reflected in consolidated revenue of $237.7 million, gross margin of 18.6%, significantly improved diluted earnings per share of $2.50 and substantially increased EBITDA of $36.2 million. Additionally, demand for our capabilities across all of our business segments remains strong, with record backlog of $2.0 billion.

“We achieved a few project milestones in the quarter, reflecting excellent execution and solid progress within our project base. During the quarter, we completed our LNG project in Louisiana and achieved first fire at one of our Trumbull units, followed by first fire at the second Trumbull unit occurring in August.  Several of our renewable projects advanced meaningfully this summer, as cooperative weather allowed us to make significant progress. Additionally, in July we announced that we entered into an engineering, procurement and construction services contract for the Platin Power Station located in Ireland. The facility will provide approximately 170 MW of generation capacity to the grid during periods of high demand and supply shortfall.

“With our diverse capabilities, longstanding customer and vendor relationships, and track record of success, Argan remains well positioned to benefit from the current demand environment as the industry responds to the urgent need for reliable energy resources to strengthen the power grid. The ongoing electrification of everything requires an uninterrupted supply of reliable, high-quality energy, and we are a proven partner in constructing the types of large and complex power generating facilities that are necessary to support the unprecedented growth in power demand. We’re excited about the opportunities we’re seeing in the marketplace and remain focused on our disciplined approach to pursuing and winning the right projects, with the right partners, in the right geographies.”

Second Quarter Results

Consolidated revenues for the quarter ended July 31, 2025 were $237.7 million, an increase of $10.7 million, or 4.7%, from consolidated revenues of $227.0 million reported for the comparable prior year quarter. The increase in the number of current projects and contract backlog has resulted in increased project activity and the related revenues compared to the prior year quarter. During the second quarter of fiscal 2026, several recently awarded power plant projects were in their early stages of activity with limited revenues, while the Company’s mature projects continued to generate significant activity.

For the quarter ended July 31, 2025, Argan’s consolidated gross profit was $44.3 million, or 18.6% of consolidated revenues. Consolidated gross profit for the quarter ended July 31, 2024 was $31.1 million, or 13.7% of consolidated revenues. The increase from the comparable prior year quarter is primarily due to improved gross profit margins for the Power Industry Services segment.

Selling, general and administrative expenses were $14.2 million and $12.4 million for the three months ended July 31, 2025 and 2024, respectively, and represented 6.0% and 5.5% of corresponding consolidated revenues, respectively.

Other income, net, for the three months ended July 31, 2025 was $5.6 million, which primarily reflected investment income earned during the period. During the quarter ended July 31, 2025, the Company recorded income tax expense of $0.4 million on pre-tax book income of $35.6 million, which reflects a meaningful benefit from the favorable deductions resulting from stock option exercises during the period. For the comparable period last year, Argan recorded income tax expense of $6.1 million on pre-tax book income of $24.3 million.

For the quarter ended July 31, 2025, Argan achieved net income of $35.3 million, or a record $2.50 per diluted share, compared to $18.2 million, or $1.31 per diluted share, for last year’s second quarter. EBITDA for the quarter ended July 31, 2025 increased to $36.2 million compared to $24.8 million in the same quarter of last year.

Argan continues to generate signficant cash flow and increased its total balance of cash, cash equivalents and investments during the quarter. The total balances were $572.2 million and $525.1 million as of July

31, 2025 and January 31, 2025, respectively. Balance sheet net liquidity was $344.5 million at July 31, 2025 and $301.4 million at January 31, 2025; furthermore, the Company had no debt.

First Six Months Results

Consolidated revenues for the six months ended July 31, 2025 were $431.4 million, an increase of $46.7 million, or 12.1%, from consolidated revenues of $384.7 million reported for the comparable prior year period. For the six months ended July 31, 2025, consolidated gross profit increased to approximately $81.1 million, or 18.8% of consolidated revenues, compared to consolidated gross profit of $49.0 million, or 12.8% of consolidated revenues, reported for the six months ended July 31, 2024.

For the six months ended July 31, 2025, Argan achieved net income of $57.8 million, or $4.09 per diluted share, versus net income of $26.1 million, or $1.90 per diluted share, for last year’s comparable period. EBITDA for the six months ended July 31, 2025 increased to $66.5 million compared to $36.7 million in the same period of last year.

As of July 31, 2025, consolidated project backlog was approximately $2.0 billion, as compared to approximately $1.4 billion at January 31, 2025.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, September 4, 2025, at 5:00 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 230123.

The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/Webcast/Page/2961/52705

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until September 18, 2025, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 52705. A replay of the webcast can be accessed until September 4, 2026.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Non-GAAP Financial Measures

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Within this press release, the Company makes reference to earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure. The Company believes that the non-GAAP financial measure described in this press release is important to management and investors because the measure supplements the understanding of Argan’s ongoing operating results, excluding the effects of capital structure, depreciation, amortization, and income tax rates. The non-GAAP financial measure referred to above should be considered in conjunction with, and not as a substitute for, the GAAP financial information presented in this press release. Financial tables at the end of this press release provide a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2025	2024	2025	2024

REVENUES	$237,743	$227,015	$431,403	$384,697
Cost of revenues	193,476	195,910	350,273	335,648
GROSS PROFIT	44,267	31,105	81,130	49,049
Selling, general and administrative expenses	14,212	12,428	26,733	23,853
INCOME FROM OPERATIONS	30,055	18,677	54,397	25,196
Other income, net	5,581	5,604	11,025	10,398
INCOME BEFORE INCOME TAXES	35,636	24,281	65,422	35,594
Income tax expense	361	6,083	7,597	9,514
NET INCOME	35,275	18,198	57,825	26,080

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Foreign currency translation adjustments	(251)	(186)	3,370	(976)
Net unrealized (losses) gains on available-for-sale securities	(1,082)	1,459	1,598	490
COMPREHENSIVE INCOME	$33,942	$19,471	$62,793	$25,594

EARNINGS PER SHARE
Basic	$2.57	$1.36	$4.23	$1.96
Diluted	$2.50	$1.31	$4.09	$1.90

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	13,731	13,403	13,680	13,331
Diluted	14,131	13,880	14,122	13,727

CASH DIVIDENDS PER SHARE	$0.375	$0.300	$0.750	$0.600

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	July 31,	January 31,
	2025	2025
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$177,850	$145,263
Investments	394,340	379,874
Accounts receivable, net	179,155	175,808
Contract assets	23,741	28,430
Other current assets	53,698	51,925
TOTAL CURRENT ASSETS	828,784	781,300
Property, plant and equipment, net	15,714	14,463
Goodwill	28,033	28,033
Intangible assets, net	1,630	1,826
Deferred taxes, net	—	552
Right-of-use and other assets	8,543	10,053
TOTAL ASSETS	$882,704	$836,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$96,049	$97,297
Accrued expenses	71,453	83,319
Contract liabilities	316,820	299,241
TOTAL CURRENT LIABILITIES	484,322	479,857
Deferred taxes, net	742	—
Noncurrent liabilities	4,464	4,513
TOTAL LIABILITIES	489,528	484,370

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,811,575 and 13,634,214 shares outstanding at July 31, 2025 and January 31, 2025, respectively	2,374	2,374
Additional paid-in capital	166,616	168,966
Retained earnings	340,276	292,698
Treasury stock, at cost – 2,016,714 and 2,194,075 shares at July 31, 2025 and January 31, 2025, respectively	(114,520)	(105,643)
Accumulated other comprehensive loss	(1,570)	(6,538)
TOTAL STOCKHOLDERS’ EQUITY	393,176	351,857
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$882,704	$836,227

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATION TO EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	July 31,
	2025	2024
Net income, as reported	$35,275	$18,198
Income tax expense	361	6,083
Depreciation	491	463
Amortization of intangible assets	98	98
EBITDA	$36,225	$24,842

	Six Months Ended
	July 31,
	2025	2024
Net income, as reported	$57,825	$26,080
Income tax expense	7,597	9,514
Depreciation	906	943
Amortization of intangible assets	196	195
EBITDA	$66,524	$36,732